Exhibit 99.1

CanWest Petroleum announces closing of flow-through share offering

Cusip# 138 748 108
Trading Symbol: OTC BB CWPC

Calgary, Alberta -- CanWest Petroleum Corporation (OTC BB: CWPC) announces the closing of the private placement of common shares issued on a flow-through basis announced on June 13, 2006. A total of 5,668,100 common shares were issued on a flow-through basis at a price of C$6.60 per share for gross proceeds of C$37,409,460.

The proceeds will be used to incur Canadian Exploration Expenses on resource delineation and other exploration work being undertaken by CanWest Petroleum's subsidiary, Oilsands Quest Inc., on Oilsands Quest's permit lands in Saskatchewan.

The private placement was completed through a syndicate of agents led by TD Securities Inc. and including CIBC World Markets Inc., J.F. Mackie & Company Ltd. and Peters & Co. Limited.

CanWest Petroleum owns a 59.5 percent interest, on a fully diluted basis, in Oilsands Quest. On June 12, 2006, CanWest Petroleum and Oilsands Quest jointly announced that the companies have entered into an agreement that provides for the combination of the two companies; this transaction is expected to be completed on August 14, 2006.

The Flow-Through Shares have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons as such term is defined in Regulation S under the Securities Act absent a registration statement or an applicable exemption from registration.

For further information, contact:

Jonathan Buick
Toll Free: 877-748-0914
Office: 416-915-0915
Email: jbuick@buickgroup.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.